Exhibit 10.3
URBAN-GRO, INC.
Restricted Stock Unit Award Agreement
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), urban-gro, Inc. (the “Company”) has granted the Participant as identified in the Grant Notice the number of Restricted Stock Units indicated in the Grant Notice (the “RSUs”) under the Company’s 2021 Omnibus Stock Incentive Plan (the “Plan”). Capitalized terms not defined in this Award Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice, respectively.
1.Vesting Schedule and Forfeiture. Subject to the provisions of Section 2 below and the Plan, the RSUs will vest as provided in the Participant’s Grant Notice. Except to the extent vesting accelerates pursuant to the terms of the Plan, the Grant Notice, or Section 2 below, any unvested RSUs shall be automatically forfeited upon the termination of Participant’s Continuous Service. Upon forfeiture, Participant shall have no further rights with respect to such forfeited RSUs.
2.Acceleration of Vesting upon a Corporate Transaction. In the event of a Corporate Transaction, all unvested and outstanding RSUs will automatically vest in full immediately prior to the consummation of the Corporate Transaction.
3.Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Grant Notice.
4.No Assignment or Transfer of RSUs. Restricted Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. The RSUs shall be forfeited if Participant violates or attempts to violate these transfer restrictions.
5.Tax Treatment; Section 409A. Participant may incur tax liability as a result of the receipt of the Restricted Stock Units and payments thereunder. Participant should consult with Participant’s own tax adviser for tax advice. The Restricted Stock Units granted hereunder are intended to comply with or be exempt from the requirements of section 409A of the Internal Revenue Code, and the Grant Notice and this Award Agreement shall be interpreted and administered in a manner consistent with such intent. Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Related Entity shall have any obligation to indemnify or otherwise hold Participant harmless from any or all of such taxes or penalties. Participant acknowledges that the Administrator, in the exercise of its sole discretion and without Participant’s consent, may amend or modify the Grant Notice or this Award Agreement in any manner, and delay the payment of any amounts hereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Participant with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify Participant for any failure to do so.

6.Tax Withholding. Participant shall make appropriate arrangements with the Company to provide for payment of any and all Tax Obligations required by law to be withheld in respect of the Restricted Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due to Participant, or Share withholding as described below. To the extent tax withholding is required, Participant may elect to satisfy the minimum statutory withholding Tax Obligations, in whole or in part, (i) by having the Company withhold Shares otherwise issuable to Participant, or (ii) by delivering to the Company shares of Common Stock already owned by Participant. The Shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total withholding Tax Obligations. In addition, to the extent provided by the Plan, Participant may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of Shares up to the maximum statutory tax rates in Participant’s applicable jurisdictions. The Fair Market Value of the Shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver Shares shall be irrevocable, made in writing, signed by Participant, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.
7.Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Restricted Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments or benefits.
8.Refusal to Transfer. The Company shall not be required to transfer on its books any Shares of Common Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Award Agreement.
9.No Employment or Service Rights. This Award Agreement is not an employment, consulting, or other services contract and nothing in this Award Agreement shall confer upon the Participant any right to continued employment with or other service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or other service of the Participant at any time.
10.Governing Plan Document. The RSUs granted hereunder are subject to all the provisions of the Plan, the provisions of which are hereby incorporated by reference herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.
11.Acknowledgments. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.

12.Electronic Delivery; Data Privacy. By executing the Grant Notice, the Participant expressly acknowledges that Participant is aware of and consents to the provisions of Section 21 (Electronic Delivery) and 22 (Data Privacy) of the Plan.
13.Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by employees or other service providers, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, regulations, or Company compensation policies related to the clawback of compensation that may be in effect from time to time.
14.Miscellaneous.
(a)Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) when personally delivered to the party to be notified; (b) when sent by electronic mail to the party to be notified; (c) five business days after deposit in the United States Mail postage prepared by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two business days after deposit with a national recognized overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its notice address by giving the other party ten days’ written of the new address in the manner set forth above.
(b)Successors and Assigns. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, Participant’s successors, and assigns.
(c)Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
(d)Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Award Agreement. The invalidity or unenforceability of any provision of the Grant Notice or this Award Agreement shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.
(e)Entire Award Agreement; Amendment. This Award Agreement, along with the Grant Notice and the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. Except as set forth in Section 5, above, neither the Award Agreement nor the Grant Notice may be amended or otherwise modified in a manner that is materially adverse to the Participant unless evidenced in writing and signed by the Company and Participant.